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CONTACTS
DAVID B. FRANK                                        NORRIS BATTIN
JENNIFER R. WALL                                      THE COOPER COMPANIES, INC.
D.F. KING & CO., INC.                                 714-597-8130 EXT. 3343 OR
212-269-5550                                          714-673-4299

FOR IMMEDIATE RELEASE


             THE COOPER COMPANIES FURTHER REDUCES CORPORATE EXPENSES


PLEASANTON, Calif., June 28, 1996 - The Cooper Companies, Inc. (NYSE/PSE COO) announced today that as part of its continuing efforts to reduce corporate overhead, it has further reduced the amount of its legal, administrative, insurance and risk management expenses. These efforts have resulted in the elimination of the Vice President of Risk Management and Employee Benefits position in the Pleasanton executive office. The elimination occurred as a result of the successful integration of the Fort Lee, New Jersey office into Pleasanton, as well as several favorable developments experienced in dealing with Cooper's insurance carriers.

In commenting on the elimination of the position of Vice President of Risk Management and Employee Benefits, A. Thomas Bender, President and Chief Executive Officer, said, "We wish to take this opportunity to thank Audrey Murray, for directing the risk management function during Cooper's darkest days of 1991-1995. The Company is highly appreciative of Audrey's leadership and dedication in this endeavor." Mr. Bender further commented, "The short term cost of this decision will not result in any reduction of the Company's previously announced fiscal year 1996 earnings estimate of $1.00 to $1.10 per share. Going forward, the Company anticipates that the reduction in staff combined with lower insurance related expenses will result in annual savings of approximately $800,000 or 7 cents per share."

Statements in this announcement that refer to the Company's estimated or anticipated future results are forward-looking. As they are based on the Company's current expectations, they contain risks and uncertainty. Accordingly, actual results could differ materially. Factors that could cause or contribute to material differences are set forth in the Company's Forms 10-Q for the first and second quarters of fiscal 1996.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. CooperVision, Inc., located in Irvine, CA, with additional manufacturing facilities in Huntington Beach, CA, Rochester, NY, and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., located in Shelton, CT, markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals and satellite locations in New Jersey, Delaware and Illinois.


NOTE: The Cooper Companies' interactive telephone system that provides stock quotes, recent press releases, financial data and shareholder services may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available through Business Wire at 1-800-356-0742, or at www.businesswire.com on the Internet.



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